EXHIBIT NO. 99.(g) 6

AMENDMENT TO CUSTODIAN AGREEMENT

This Amendment (this “Amendment”) to the Custodian Agreement, dated as of November 13, 2006 (as amended, restated and supplemented from time to time, the “Agreement”), is made and entered by and between JPMorgan Chase Bank, N.A. (the “Custodian”) and each of the Investment Companies (on behalf of each of their respective portfolios) listed on Appendix A of the said Agreement (each, a “Fund” and collectively, the “Funds”).

WHEREAS,

(1) The Funds currently receive continuous linked settlement currency exchange services utilising the services of CLS Bank International, or CLS Group Holdings AG (or as the case may be any other subsidiary or successor thereof) (“CLS”), provided directly by the Custodian (or an affiliate or by a related company) (“CLS Services”) in the context of services provided by the Custodian under the Agreement. Where the Custodian provides CLS Services, the Custodian shall do so only where provided with Instructions from the applicable Fund or an Authorised Person on behalf of the Fund, under the Agreement;

(2) The Custodian and the Funds desire to amend the Agreement for the purposes of incorporating the terms and conditions in respect of CLS Services as set out in this Amendment;

(3) Capitalised terms used but not defined herein shall have the meaning ascribed to such terms in the Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1. Article II (Powers and Duties of Custodian) of the Agreement is hereby amended by inserting a new Section 2.33 immediately following Section 2.32 thereof to read as follows:

“ Section 2.33 Special Settlement Services (including CLS Services)

(a) In this Agreement, the following terms shall have the meaning provided below:

“CLS Bank” means CLS Bank International, or any other subsidiary of CLS Group Holdings AG and, in each case, any successor thereto and/or in each case any subsidiary thereof.

“CLS Services” means the provision of continuous linked settlement currency exchange services by the Custodian (or through any of its affiliates), as a participant of CLS Bank.

(b) The Custodian may, but shall not be obliged to, make available to a Fund and/or a Portfolio, as the case maybe, from time to time special settlement services (including CLS Services) for transactions involving financial assets, securities, cash, foreign exchange, and other instruments or contracts. Each Fund on behalf of itself and each of its Portfolios acknowledges and agrees that CLS Services shall be provided utilising CLS Bank and shall be on such terms as CLS Bank sets for CLS Services. Further, each Fund on behalf of itself and each of its Portfolios, agrees it will provide the Custodian with such documentation or assistance that the Custodian may require regarding utilisation of CLS Services and/or adhere with any requirement of CLS Bank.

(c) The Custodian reserves the right to: (i) reverse any debit or credit made for the purpose of effecting foreign exchange transactions using CLS Bank at its absolute discretion;

and/or (ii) restrict in good faith the availability of CLS Services for credit, operational or market reasons. The Custodian will notify the relevant Fund promptly of any such reversal or restriction and the Custodian will not be liable for any loss, damage, expense or liabilities resulting from any such reversal or restriction. Each Fund, severally and not jointly, acknowledges and agrees that it and each applicable Portfolio will be responsible for such loss, damage, expense or any liabilities resulting from such reversal.”

2. The parties acknowledge and agree that the scope of liabilities, obligations and/or other commitments to which the Agreement’s liability, lien and set-off provisions apply, shall be construed as including any and all liabilities incurred in connection with the provision of CLS Services.

3. Any provision of the Agreement which sets out (i) the circumstances in which overdrafts or advances of credit may be extended by the Custodian (in its absolute discretion) to a Fund in respect of its cash accounts (howsoever defined) and (ii) the terms and conditions upon which such overdrafts or advances are repayable by the Fund, shall be construed as including debit balances (and resulting overdrafts or advances) arising from CLS Services and such overdrafts and advances shall be repayable on the terms set out therein.

4. For the avoidance of doubt, each Fund, severally and not jointly, represents and agrees that provision of CLS Services by the Custodian shall be on the basis of the Agreement (as amended and supplemented by this Amendment) and further that any and all security interests created, including any lien, pledge and/or right of set-off as detailed in the Agreement, shall expressly extend to any liabilities associated with CLS Services under the Agreement. The Custodian’s fees for the services described herein shall be assessed by the Custodian in accordance with the Agreement.

5. This Amendment shall be considered an addendum to the Agreement for all relevant purposes and shall be deemed to be incorporated and form an integral part of the Agreement, reflecting legally binding commitments entered into by the Funds and the Custodian. This Amendment may be executed as follows (i) in several counterparts each of which will be deemed to be an original and together will constitute one and the same agreement and (ii) using electronic signatures, which the parties agree are intended to authenticate written, wet-ink signatures and to have the same force and effect as written, wet-ink signatures. Each party represents and warrants on a continuous basis that any electronic signature constitutes valid execution of this Amendment. Each party confirms that they have relied on the foregoing representations and warranties when accepting an electronic signature. Each party confirms that this Addendum constitutes an electronic record established and maintained in the ordinary course of business and an original written record when printed from electronic files. Such printed copies will be treated to the same extent and under the same conditions as other original business records created and maintained in documentary form. For the avoidance of doubt, this Amendment or any services related thereto shall not be rendered invalid, unenforceable or inadmissible if its counterparts have been signed or executed using electronic signatures or a mix of both electronic signatures and written, wet-ink signatures. Each party agrees to promptly re-execute a conformed copy of this Amendment with written, wet-ink signatures if requested to do so by the other party.

6. Except to the extent specifically amended and supplemented herein, all other terms and conditions in the Agreement shall remain in full force and effect. To the extent of any inconsistency between the provisions referred to in this Amendment and the relevant provisions of the Agreement, this Amendment shall prevail.

7. Each party represents and warrants that the persons signing on its behalf are appropriately authorised and empowered to execute this Amendment on its behalf; and that each party shall hold the other party harmless for any failure or omission in that regard.

8. Subject to Section 9.10 of the Agreement, this Amendment shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts without giving effect to the conflict of laws principles thereof.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Amendment as of January 1, 2026.

Acknowledged and agreed by EACH of the INVESTMENT COMPANIES listed on APPENDIX A of the Agreement, on behalf of each of their Respective Portfolios
Signature: /s/CHRISTOPHER R. BOHANE
Name: Christopher R. Bohane
Title: Assistant Secretary Date: January 23, 2026

Acknowledged and agreed by JPMORGAN CHASE BANK, N.A.
Signature: /s/CARL MEHLDAU
Name: Carl Mehldau
Title: Executive Director Date: January 26, 2026